                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]  Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
     (AS PERMITTED BY RULE 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12


                      COCA-COLA BOTTLING CO. CONSOLIDATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

     ---------------------------------------------------------------------------

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                       COCA-COLA BOTTLING CO. CONSOLIDATED
                              4100 COCA-COLA PLAZA
                         CHARLOTTE, NORTH CAROLINA 28211
                                 (704) 557-4400
                   ------------------------------------------

                    Notice of Annual Meeting of Stockholders
                                  to be held on
                                   May 7, 2003
                   ------------------------------------------

To The Stockholders of
Coca-Cola Bottling Co. Consolidated:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Coca-Cola Bottling Co. Consolidated (the "Company") will be held at the Company's Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina 28216 on Wednesday, May 7, 2003, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

     1. Election of four members to the Board of Directors for a term of three years and one member to the Board of Directors for a term of one year (unless Proposal 2 below is adopted, in which case the terms of all five such members of the Board of Directors will be one year).

     2. Approval of amendments to the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws to declassify the Company's Board of Directors so that each director would stand for re-election on an annual basis.

     3.  Re-approval of the Company's Annual Bonus Plan.

     4. Such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 24, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the meeting or any adjournment thereof, and only holders of Common Stock and Class B Common Stock of the Company of record on such date will be entitled to notice of or to vote at the meeting. A list of stockholders will be available for inspection at least ten days prior to the meeting at the principal executive offices of the Company at 4100 Coca-Cola Plaza, Charlotte, North Carolina.

     The Board of Directors will appreciate your prompt vote. Registered holders of the Company's stock may vote by a toll-free telephone number, the Internet or by the prompt return of the enclosed proxy card, dated and signed. Instructions regarding all three methods of voting are contained in the proxy card. The proxy may be revoked at any time before it is exercised and will not be exercised if you attend the meeting and vote in person.

                                          By Order of the Board of Directors



                                          Henry W. Flint
                                          Secretary

April 4, 2003

                                 PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS OF
                       COCA-COLA BOTTLING CO. CONSOLIDATED
                            to be held on MAY 7, 2003

                                  Introduction

     This Proxy Statement is being furnished by the Board of Directors of Coca-Cola Bottling Co. Consolidated (the "Company") in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held at the Company's Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina on Wednesday, May 7, 2003, at 10:00 a.m., local time, and at any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of the Company on or about April 4, 2003. The principal executive offices of the Company are located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.

                 Record Date, Vote Required and Related Matters

     The Board of Directors has fixed the close of business on March 24, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders. At the close of business on March 24, 2003, the Company had issued and outstanding 6,642,577 shares of Common Stock and 2,400,752 shares of Class B Common Stock. Each share of Common Stock is entitled to one vote per share and each share of Class B Common Stock is entitled to 20 votes per share (or an aggregate of 54,657,517 votes with respect to the Common Stock and the Class B Common Stock voting together as a single class). Each stockholder may exercise his right to vote either in person or by properly executed proxy. The Common Stock and Class B Common Stock will vote together as a single class on all matters considered at the Annual Meeting of Stockholders.

     Any proxy delivered by telephone, by Internet or by returning the accompanying proxy card may be revoked by the person delivering the proxy at any time before the authority thereby granted is exercised by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or if the person delivering the proxy attends the meeting and votes in person. If a choice is specified in the proxy, shares represented thereby will be voted in accordance with such choice. If no choice is specified, the proxy will be voted FOR the five nominees to the Board of Directors listed herein, FOR approval of amendments to the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws to declassify the Company's Board of Directors so that each director would stand for re-election on an annual basis and FOR re-approval of the Company's Annual Bonus Plan.

     The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of Common Stock and Class B Common Stock voting together as a class is necessary to constitute a quorum at the Annual Meeting of Stockholders. Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. The affirmative vote of holders of a majority of the total votes of the Company's Common Stock and Class B Common Stock, voting together as a single class, present in person or by proxy and entitled to vote at the 2003 Annual Meeting of Stockholders is required to re-approve the Company's Annual Bonus Plan. The proposal to declassify the Company's Board of Directors requires both the affirmative vote of not less than two thirds of all the shares of the Company's Common Stock and Class B Common Stock, voting together as a single class, outstanding and entitled to vote at the 2003 Annual Meeting of the Stockholders and the affirmative vote of holders of a majority of the total votes of the Company's Common Stock and Class B Common Stock, voting together as a single class, present in person or by proxy and entitled to vote at the 2003 Annual Meeting of Stockholders. An abstaining vote counts towards establishing a quorum, but its effects on the actual vote counts differs depending on the subject matter of the vote. In the election of directors, an abstaining vote is not counted and therefore has no effect on the election; however, in a vote on the other proposals to be considered at the meeting, an abstaining vote has the effect of a vote against the proposal. A broker non-vote counts towards establishing a quorum. In the proposals for the election of directors and re-approval of the Company's Annual Bonus Plan and in connection with the second vote described above with respect to the proposal to declassify the Company's Board of Directors, broker non-votes are not included in the tabulation of the voting results and therefore do not affect the outcome of the vote. However, for purposes of the first vote described above with respect to the proposal to declassify the Company's Board of Directors, a broker non-vote has the effect of a vote against the proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

     The Board of Directors has been informed that J. Frank Harrison, III intends to vote an aggregate of 1,985,298 shares of the Company's Common Stock and 2,399,250 shares of the Company's Class B Common Stock (representing an aggregate of 91.4% of the total voting power as of the record date) FOR electing the Board of Directors' nominees for director, FOR approval of amendments to the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws to declassify the Company's Board of Directors so that each director would stand for re-election on an annual basis and FOR re-approval of the Company's Annual Bonus Plan.

     The Board of Directors is not aware of any matters to be brought before the Annual Meeting of Stockholders or any adjournment thereof other than the election of five directors, approval of amendments to the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws to declassify the Company's Board of Directors, re-approval of the Company's Annual Bonus Plan and routine matters incidental to the conduct of the meeting. If, however, other matters are properly presented, it is the intention of the persons named in the accompanying proxy or their substitutes to vote the shares represented by the proxy in accordance with their best judgment on such matters.

                             Principal Stockholders

     At March 24, 2003, the only persons known to the Company to be beneficial owners of more than 5% of the Common Stock or Class B Common Stock of the Company were as follows:

                                                          Amount and
                                                           Nature of         Percentage                 Percentage
                                                          Beneficial             of         Total        of Total
     Name and Address                   Class              Ownership            Class      Votes(1)      Votes(1)
     ----------------                   -----              ---------            -----      --------      --------

J. Frank Harrison, III, J. Frank     Common Stock         4,384,548 (2)(5)       48.5%
Harrison Family, LLC and three       Class B Common       2,399,250 (3)(5)       99.9%      49,970,298      91.4%
Harrison Family Limited
Partnerships, as a group
   4100 Coca-Cola Plaza
   Charlotte, NC 28211

The Coca-Cola Company                Common Stock         1,984,495 (4)(5)       29.9%
   One Coca-Cola Plaza               Class B Common         497,670 (5)          20.7%      11,937,895      21.8%
   Atlanta, GA 30313

Coca-Cola Enterprises Inc.           Common Stock           696,100 (6)          10.5%         696,100       1.3%
   2500 Windy Ridge Parkway
   Atlanta, GA 30339

Wachovia Corporation                 Common Stock         349,684 (7)            5.3%       349,684         0.6%
   One Wachovia Center
   Charlotte, NC 28288

----------

(1) In calculating the total votes and percentage of total votes, no effect is given to conversion of Class B Common Stock into Common Stock. A total of 6,642,577 shares of Common Stock and 2,400,752 shares of Class B Common Stock was outstanding on March 24, 2003.

(2) Consists of (a) 1,984,495 shares of Common Stock held by The Coca-Cola Company subject to the terms of the Voting Agreement and Irrevocable Proxy (described in note (5) below) as to which Mr. Harrison, III has shared voting and no investment power; (b) 803 shares of Common Stock held by Mr. Harrison, III as custodian for certain of his children as to which Mr. Harrison, III has sole voting and investment power; and (c) 2,399,250 shares of Class B Common Stock beneficially owned by such persons as described in note (3) that are convertible into shares of Common Stock.

(3) Consists of (a) a total of 1,605,534 shares of Class B Common Stock held by the JFH Family Limited Partnership -- FH1, JFH Family Limited Partnership -- SW1 and JFH Family Limited Partnership -- DH1 (collectively, the "Harrison Family Limited Partnerships"), as to which Mr. Harrison, III, in his capacity as the Consolidated Stock Manager of J. Frank Harrison Family, LLC (the general partner of each of the Harrison Family Limited Partnerships), has sole voting and investment power; (b) 235,786 shares of Class B Common Stock held by a trust for the benefit of certain relatives of the late J. Frank Harrison, Jr. as to which Mr. Harrison, III has sole voting and investment power as trustee; (c) 260 shares of Class B Common Stock held by Mr. Harrison, III as custodian for certain of his children as to which Mr. Harrison, III has sole voting and investment power; (d) 497,670 shares of Class B Common Stock held by The Coca-Cola Company subject to the terms of the Voting Agreement and Irrevocable Proxy (described in note (5) below) as to which Mr. Harrison, III has shared voting and no investment power; and (e) 60,000 shares of Class B Common Stock held by Mr. Harrison, III as to which he has sole voting and investment power.

(4) Such information is derived from Amendment No. 25 to Schedule 13D filed by The Coca-Cola Company on February 25, 2003. With respect to the Common Stock ownership information, the amount shown excludes 497,670 shares issuable upon conversion of shares of Class B Common Stock.

(5) J. Frank Harrison, III, Reid M. Henson (as trustee of certain trusts), J. Frank Harrison Family LLC and the Harrison Family Limited Partnerships are parties to a Voting Agreement with The Coca-Cola Company. The Coca-Cola Company has also granted an Irrevocable Proxy to Mr. Harrison, III, the terms of which provide that Mr. Harrison, III has been granted an irrevocable proxy for life concerning the shares of Common Stock and Class B Common Stock owned by The Coca-Cola Company. See "Certain Transactions."

(6) Such information is derived from Amendment No. 4 to Schedule 13G filed by Coca-Cola Enterprises Inc. on February 14, 2002.

(7) Such information is derived from Amendment No. 1 to Schedule 13G filed by Wachovia Corporation on February 12, 2003. Wachovia Corporation has sole voting power with respect to all such shares, sole investment power with respect to 340,244 such shares and shared investment power with respect to 4,740 shares. A subsidiary of Wachovia Corporation serves as an investment advisor for clients, and a portion of such shares are beneficially owned by such clients. The remainder of such shares are held by a subsidiary of Wachovia Corporation in a fiduciary capacity for its customers.

                                   Proposal 1:
                              Election of Directors

     The Company's Board of Directors consists of between nine and twelve members as fixed from time to time by the stockholders of the Company or the Board of Directors. The Board of Directors currently has ten members. The Board of Directors is currently divided into three classes, as nearly equal in number as possible, with staggered three-year terms. The Board of Directors is permitted to appoint individuals as directors to fill vacancies on the Board of Directors.

     Four of the directors' terms expire in 2003. The Board of Directors proposes to fill these positions at the Annual Meeting of Stockholders with nominees to serve until the 2006 Annual Meeting of Stockholders and until their successors are duly elected and qualified. In addition, one director will be elected to fill a vacancy created by the death of J. Frank Harrison, Jr. in November 2002. Mr. Harrison, Jr. was elected to the Board of Directors at the Annual Meeting of Stockholders in 2001 for a term expiring in 2004. The Board of Directors proposes to fill this position at the Annual Meeting of Stockholders with a nominee to serve until the 2004 Annual Meeting of Stockholders and until her successor is duly elected and qualified.

     If the Company's stockholders adopt Proposal 2 as described in this proxy statement, the Company's Board of Directors will be declassified and the term of each member of the Company's Board of Directors will expire at the 2004 Annual Meeting of Stockholders. See "Proposal 2: Approval of Amendments to the Company's Restated Certificate of Incorporation and Bylaws to Declassify the Company's Board of Directors" on page 19 of this proxy statement.

     It is the intention of the persons named as proxies in the accompanying form of proxy to vote all proxies solicited for the five nominees listed below, unless the authority to vote is withheld. Each nominee other than Deborah S. Harrison is currently a member of the Board of Directors. If for any reason any nominee shall not become a candidate for election as a director at the meeting, an event not now anticipated, the proxies will be voted for the five nominees including such substitutes as shall be designated by the Board of Directors. The proxies solicited hereby will in no event be voted for more than five persons.

                   Nominees for Election of Directors in 2003
                           (Terms Expiring in 2006/1/)

     H. W. MCKAY BELK, age 46, is President, Merchandising and Marketing of Belk, Inc., an operator of retail department stores, a position he has held since May 1998. Mr. Belk served as President and Chief Merchandise Officer of Belk Store Services, Inc., a provider of services to retail department stores, from March 1997 to April 1998. Mr. Belk served as President, Merchandise and Sales Promotion of Belk Store Services, Inc. from April 1995 through March 1997. Mr. Belk is also a director of Belk, Inc., an operator of retail department stores. He has been a director of the Company since May 1994 and is Chairman of the Audit Committee and a member of the Finance Committee and Compensation Committee.

     WILLIAM B. ELMORE, age 47, is President and Chief Operating Officer of the Company, positions he has held since January 2001. He was Vice President, Value Chain from July 1999 to

/1/ If the Company's stockholders approve Proposal 2, the terms of such nominees will expire in 2004.

December 2000, Vice President, Business Systems from August 1998 to June 1999, Vice President, Treasurer from June 1996 to July 1998 and Vice President, Regional Manager for the Virginia, West Virginia and Tennessee Divisions from August 1991 to May 1996. Mr. Elmore has been a director of the Company since January 2001. He is a member of the Executive Committee and the Retirement Benefits Committee.

     JOHN W. MURREY, III, age 60, has practiced law in St. Paul, Virginia since November 2002. Mr. Murrey was of counsel to the law firm of Shumacker Witt Gaither & Whitaker, P.C., in Chattanooga, Tennessee through December 2002, a firm with which he was associated since 1970. Mr. Murrey is a director of The Dixie Group, Inc., a carpet manufacturer. He has been a director of the Company since March 1993 and is a member of the Retirement Benefits Committee.

     DENNIS A. WICKER, age 50, has been a partner in the Raleigh, North Carolina office of the law firm of Helms Mulliss & Wicker, PLLC since 2001. He served as Lt. Governor of North Carolina from 1993 to 2001. Mr. Wicker served as Chairman of North Carolina Community Colleges and as Chairman of North Carolina's Technology Council. Mr. Wicker also serves as a director of First Bancorp. Mr. Wicker has been a director of the Company since May 2001. Mr. Wicker is a member of the Audit Committee and the Compensation Committee.


                    Nominee for Election of Director in 2003
                             (Term Expiring in 2004)

     DEBORAH S. HARRISON, age 42, has been an affiliate broker with Fletcher Bright Company, a real estate brokerage firm located in Chattanooga, Tennessee, since February 1997. Ms. Harrison has also served as a Trustee of the Girls' Preparatory School in Chattanooga, Tennessee since 1997.


                              Continuing Directors
                            (Terms Expiring in 2004)

     J. FRANK HARRISON, III, age 48, is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Harrison, III served as Vice Chairman of the Board of Directors from November 1987 through his election as Chairman in December 1996 and was appointed as the Company's Chief Executive Officer in May 1994. He was first employed by the Company in 1977 and has served as a Division Sales Manager and as a Vice President. Mr. Harrison, III is a director of Wachovia Bank & Trust, N.A., Southern Region Board. He is Chairman of the Finance Committee and Vice-Chairman of the Executive Committee.

     NED R. McWHERTER, age 72, has been Chairman of the Board of Directors of Volunteer Distributing Company, Inc., a beverage distributor, and Eagle Distributors, Inc., a snack food distributor. He has also served as a Governor of the United States Postal Service since 1995. Mr. McWherter served as Governor of the State of Tennessee from January 1987 to January 1995. Mr. McWherter is a director of Piedmont Natural Gas Co., a distributor of natural gas. He has been a director of the Company since 1995 and is Chairman of the Compensation Committee and a member of the Finance Committee.

     JAMES L. MOORE, JR., age 60, has been Vice Chairman of the Board of Directors since January 2001. He was President of the Company from March 1987 to December 2000. Mr. Moore has been a director of the Company since 1987. He is Chairman of the Retirement Benefits Committee and is a member of the Executive Committee.

                              Continuing Directors
                           (Terms Expiring in 2005/2/)

     SHARON A. DECKER, age 46, has been President of Doncaster, a division of the Tanner Companies, a women's apparel company, since 1999. Ms. Decker was President and Chief Executive Officer of the Lynnwood Foundation, which created and manages a conference facility and leadership institute, from 1997 until 1999. From 1980 until 1997, she served Duke Energy Corporation in a number of capacities, including as Corporate Vice President and Executive Director of the Duke Power Foundation. She also serves as a director of Family Dollar Stores, Inc., a discount retailer. Ms. Decker has been a director of the Company since May 2001. Ms. Decker is a member of the Audit Committee and the Retirement Benefits Committee.

     REID M. HENSON, age 63, has served as a consultant to the Company since May 2000. Mr. Henson served as Vice Chairman of the Board of Directors of the Company from 1983 to May 2000. Mr. Henson served as a consultant to JTL Corporation, a management company, and later as President of JTL Corporation. He has been a director of the Company since 1979 and is Vice Chairman of the Retirement Benefits Committee and is a member of the Executive Committee, the Audit Committee and the Finance Committee.

     CARL WARE, age 59, retired from The Coca-Cola Company in February 2003. Mr. Ware served as Executive Vice President, Public Affairs and Administration for The Coca-Cola Company, from January 2000 to February 2003. He served as President of the Africa Group of The Coca-Cola Company from January 1993 to January 2000. Mr. Ware has been a director of the Company since February 2000. Mr. Ware is a director of The Georgia Power Company, a public utility, ChevronTexaco Corp., a petroleum products company, and National Life of Vermont Financial Corporation, an insurance company. Mr. Ware is a member of the Finance Committee and the Compensation Committee.

     J. Frank Harrison, III and Deborah S. Harrison are brother and sister. In accordance with the operating agreement of J. Frank Harrison Family, LLC and a trust for the benefit of certain relatives of the late J. Frank Harrison, Jr.,
J. Frank Harrison, III intends to vote the shares of the Company's stock owned or controlled by such entities for the election of Ms. Harrison to the Company's Board of Directors.

-----------------
/2/ If the Company's stockholders approval Proposal 2, the terms of such Directors will expire in 2004.

Beneficial Ownership of Management

     The following table presents certain information on March 24, 2003 regarding the beneficial ownership of the Common Stock and Class B Common Stock of the Company by its directors, by the nominees for director, by the Named Executive Officers in the Summary Compensation Table and by all directors, nominees for director and executive officers as a group. Information concerning beneficial ownership of the Common Stock and Class B Common Stock by Mr. Harrison, III is presented above under the caption "Principal Stockholders" and is not included in the following table.

                                                                                Amount and
                                                                                 Nature of          Percentage
                                                                                Beneficial              of
                      Name                               Class(1)               Ownership             Class
                      ----                               --------               ---------             -----
H.W. McKay Belk                                        Common Stock                 520(2)              *
Sharon A. Decker                                       Common Stock                   0                 -
William B. Elmore                                      Common Stock               1,000(3)              *
Deborah S. Harrison                                    Common Stock                   0(4)              -
Reid M. Henson                                         Common Stock               2,000                 *
Ned R. McWherter                                       Common Stock               1,000                 *
James L. Moore, Jr.                                    Common Stock               1,000                 *
John W. Murrey, III                                    Common Stock               1,000                 *
Robert D. Pettus, Jr.                                  Common Stock                   0                 -
David V. Singer                                        Common Stock               3,000(3)              *
Carl Ware                                              Common Stock                   0                 -
Dennis A. Wicker                                       Common Stock                   0                 -
Directors, nominees for director and executive
   officers as a group (excluding Mr. Harrison,
   III) (21 persons)                                   Common Stock               9,825                 *

---------

*    Less than 1% of the outstanding shares of such class.

(1) None of such persons other than Ms. Harrison beneficially owns any shares of Class B Common Stock.

(2) Includes 300 shares held by Mr. Belk as custodian for certain of his children.

(3)  Held jointly with his wife.

(4) Excludes shares of Class B Common Stock held by the JFH Family Limited Partnership - DH1 and shares held by a trust for certain relatives of the late J. Frank Harrison, Jr. Ms. Harrison has no voting or investment power with respect to such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and certain persons who beneficially own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Executive officers, directors and such greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for such persons, the Company believes that, during fiscal year 2002, all filing requirements applicable to its executive officers, directors and such greater than 10% stockholders were complied with on a timely basis.

The Board of Directors and its Committees

     Directors who are not employees of the Company and who are not members of the Harrison family are paid $25,000 as an annual retainer, $1,200 for each Board meeting attended and $1,000 for each Committee meeting attended. The Board of Directors held four meetings during 2002. No directors other than Mr. McWherter and Mr. Ware attended fewer than 75% of the total number of meetings of the Board of Directors and the Committees of the Board of Directors on which he or she served during 2002.

     Under the Company's Director Deferral Plan, directors of the Company who are not also employees of the Company may defer payment of their annual retainer and meeting fees until they no longer serve on the Board of Directors. Fees deferred are deemed to be invested in certain investment vehicles selected by the directors. Upon resignation or retirement, a participating director will be entitled to receive a cash payment based upon the amount of fees deferred and the investment return on the selected investment vehicle. If a director's service terminates prior to age 65, amounts accrued under his or her account are paid out in a single cash payment. If a director's service terminates at or after age 65, amounts accrued under his or her account are paid out, at the election of the director, either in a single cash payment or in ten equal annual installments (with an imputed 8% return on the deferred installments).

     The Board of Directors has an Audit Committee whose current members are Messrs. Belk (Chairman), Henson and Wicker and Ms. Decker. The Audit Committee supervises the Company's relationship with the Company's independent accountants and the Company's internal audit function, evaluates external and internal audit performance, evaluates policies and procedures and oversees the Company's processes relating to external and internal accounting functions, including the financial reporting process and internal controls, and monitors the Company's compliance with the Audit Committee Charter and other audit-related rules and regulations applicable to the Company. The Board of Directors adopted certain amendments to the written charter for the Audit Committee on March 5, 2003. A copy of the Audit Committee's charter as so amended is attached hereto as Appendix A. The Audit Committee met four times in 2002. All members of the Audit Committee are independent, as defined by NASD Rule 4200(a)(14), except for Mr. Henson. Mr. Henson is not independent because he was an executive officer of the Company until May 31, 2000 and because he received compensation from the Company, other than compensation for board service, in excess of $60,000 during the last fiscal year. The Board of Directors believes Mr. Henson's knowledge of the Company and the industry, together with his long tenure as Chairman of the Audit Committee and his familiarity with the Company's internal auditors and independent accountants and their procedures, will enable the Committee to better perform its function of evaluating the integrity of the Company's financial statements and reviewing the Company's external and internal audit processes.

     The Board of Directors has a Compensation Committee whose current members are Messrs. McWherter (Chairman), Belk, Ware and Wicker. The Compensation Committee administers the Company's compensation plans, reviews and establishes the compensation of the Company's officers and makes recommendations to the Board of Directors concerning such compensation and related matters. The Compensation Committee met three times in 2002.

     The Board of Directors does not have a standing Nominating Committee.

                             Executive Compensation

      The table below shows certain compensation information for the three fiscal years ended December 29, 2002, December 30, 2001 and December 31, 2000 concerning the Company's Chief Executive Officer and its four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                               Annual Compensation
                               -------------------

                                                                                       Long-Term
            Name and                                                  Other Annual    Compensation       All Other
       Principal Position        Year      Salary         Bonus     Compensation(1)      Payouts      Compensation(2)
       ------------------        ----      ------         -----     ---------------      -------      ---------------
J. Frank Harrison, III           2002    $ 660,829       $762,397     $  247,718     $  2,330,360(3)    $  258,264
   Chairman of the Board of      2001      634,927        680,803        196,988        1,427,350(3)       261,370
   Directors and Chief Executive 2000      607,101        658,705        206,063        1,424,676(3)       257,940
   Officer

William B. Elmore                2002      484,167        422,625        183,400                -           42,378
   President and                 2001      406,667        336,420             (4)               -           40,607
   Chief Operating Officer       2000      243,333        127,488             (4)               -           26,175

James L. Moore, Jr.              2002      572,797        658,717             (4)               -          116,904
   Vice Chairman of the          2001      572,797        611,747             (4)               -          117,291
   Board of Directors            2000      571,407        621,488         55,138                -          114,031

Robert D. Pettus, Jr             2002      345,833        241,500             (4)               -           79,084
   Executive Vice President      2001      298,409        201,853             (4)               -           78,220
   and Assistant to the Chairman 2000      279,575        152,388             (4)               -           55,170

David V. Singer                  2002      393,933        272,688             (4)               -           81,278
   Executive Vice President      2001      375,800        243,504             (4)               -           80,844
   and Chief Financial Officer   2000      328,800        178,808             (4)               -           57,770

--------

     (1) With respect to Mr. Harrison, III, includes $192,265, $148,326 and $142,453 attributable to the use of corporate transportation for fiscal years 2002, 2001 and 2000, respectively. With respect to Mr. Elmore, includes $154,870 for a country club initiation fee and an associated income tax gross-up for fiscal year 2002. With respect to Mr. Moore, includes $44,061 in country club dues and an associated income tax gross-up for fiscal year 2000.

     (2) The components of the amounts shown in this column consist of (a) Company contributions to the Company Savings Plan for Messrs. Harrison, Elmore, Moore, Pettus and Singer of $5,500 each for fiscal year 2002, $5,250 each for fiscal year 2001, and $5,250 each for fiscal year 2000, (b) Company contributions to the Supplemental Savings Incentive Plan for Messrs. Harrison, Elmore, Moore, Pettus and Singer, respectively, of $25,421, $20,166, $25,786, $30,776 and
          $17,842 for fiscal year 2002, $25,131, $18,760, $27,288, $31,189 and
          $17,684 for fiscal year 2001, and $21,755, $13,236, $24,028, $24,742 and $14,477 for fiscal year 2000, (c) split-dollar life insurance premiums paid by the Company for the benefit of Messrs. Harrison, Elmore, Moore, Pettus and Singer, respectively, of $226,533, $15,931, $82,054, $40,486 and $39,616 for fiscal year 2002, $229,931, $15,931,
          $82,054, $40,486 and $39,616 for fiscal year 2001, and $229,931,
          $7,337, $82,054, $23,986 and $18,839 for fiscal year 2000, and (d)
          excess group life insurance premiums paid by the Company for the benefit of Messrs. Harrison, Elmore, Moore, Pettus and Singer, respectively, of $810, $781, $3,564, $2,322 and $620 for fiscal year 2002, $1,058, $666, $2,699, $1,295 and $594 for fiscal year 2001, and
          $1,004, $352, $2,699, $1,192 and $504 for fiscal year 2000. With respect to Mr. Singer, the amounts shown in this column also include $17,700, $17,700 and $18,700 for fiscal years 2002, 2001 and 2000, respectively, of director compensation received from South Atlantic Canners, a co-operative in which the Company is a member. The Company suspended premium payments on split-dollar life insurance policies for the Named Executive Officers in 2002.

    (3) During 1999, Mr. Harrison, III received a restricted stock award of 200,000 shares of the Company's Class B Common Stock that vests in equal installments over a 10-year period subject to the achievement of certain performance goals by the Company. Because performance goals were exceeded for fiscal years 2002, 2001 and 2000, 20,000 shares vested with respect to each of those years. See "Report of the Compensation Committee on Annual Compensation of Executive Officers." The amount with respect to fiscal years 2002, 2001 and 2000 are based on the value of the Company's Common Stock on the last day of each such fiscal year, and includes an income tax gross-up in each such fiscal year of $1,076,160, $659,150 and $667,176, respectively.

    (4) Such Named Executive Officer did not receive personal benefits during the listed years in excess of the lesser of $50,000 and 10% of his annual salary and bonus.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Information

      The table below sets forth certain information related to the exercise of stock options by Mr. Harrison, III during 2002. Mr. Harrison, III was the only Named Executive Officer who held any stock options in 2002. At the end of fiscal year 2002, Mr. Harrison, III did not hold any stock options.

                                                                                     Number of Securities Underlying
                                  Shares Acquired on                                  Unexercised Options at Fiscal
            Name                       Exercise                Value Realized                   Year End
--------------------------------------------------------------------------------------------------------------------
                                                                                    Exercisable      Unexercisable
                                                                                    -----------      -------------
J. Frank Harrison, III                 150,000                   $2,521,732               0                0

Retirement Plan

      The Company maintains a tax-qualified retirement plan for the majority of its non-union employees including the Named Executive Officers (the "Retirement Plan") providing for payments computed on an actuarial basis. The following table sets forth the estimated annual benefits payable under the Retirement Plan in a single life annuity upon retirement at age 65 to persons born in 1950 at the compensation and years of service classifications set forth below.

                      ANNUAL BENEFIT UNDER RETIREMENT PLAN

                                                                Years of Service
      Five-Year                     ------------------------------------------------------------------------------
 Average Compensation               15 Years       20 Years          25 Years        30 Years             35 Years
----------------------              ---------     ----------        ----------      ----------           ---------
     $125,000                       $23,663         $31,550           $39,438         $47,325              $47,325
      150,000                        29,663          39,550            49,438          59,325               59,325
      175,000                        35,663          47,550            59,438          71,325               71,325
      200,000                        41,663          55,550            69,438          83,325               83,325

      Compensation for purposes of determining a participant's "five-year average compensation" generally includes the salaries and bonuses shown in the Summary Compensation Table. However, because the Retirement Plan is a tax-qualified pension plan, the maximum amount of five-year average compensation under the terms of the Retirement Plan is $200,000. As of December 29, 2002, each of the Named Executive Officers has a five-year average compensation of $200,000 for purposes of the Retirement Plan and the Named Executive Officers have the following years of service for purposes of the Retirement Plan: Mr. Harrison III, 26 years; Mr. Elmore, 18 years; Mr. Moore, 16 years; Mr. Pettus, 18 years; and Mr. Singer, 17 years.

Officer Retention Plan

      Under the Company's Officer Retention Plan (the "Retention Plan"), eligible participants (including Named Executive Officers) normally receive a 20-year annuity payable in equal monthly installments commencing at retirement or, in certain instances, upon termination of employment or after a Change in Control (as defined below). The retirement benefits under the Retention Plan increase with each year of participation as set forth in an agreement between the participant and the Company. Benefits under the Retention Plan are reduced by 50% for participants who terminate employment due to severance that is before age 60 and not due to death or disability. The Retention Plan also provides for a lump sum death benefit. If a participant dies before annuity payments have begun, this death benefit equals the retirement benefit accrued as of the date of death, reduced by 50% if before death the participant's employment had terminated by severance rather than retirement. If a participant dies after annuity payments have begun, the present value of the remaining monthly installments (assuming an 8% per annum discount rate) is paid to the participant's beneficiary in a lump sum.

      Upon a Change in Control (as defined below), any participant actively employed on the Change in Control date is eligible for a Change in Control benefit in lieu of any other benefits to which he may have been entitled under the Retention Plan. The Change in Control benefit is equal to the retirement benefit the participant would have received had he continued to work through normal retirement age (age 60).

      For purposes of the Retention Plan and Supplemental Savings Plan (as described below), a Change in Control generally occurs in the following circumstances:

      (a) when a person or group other than the Harrison family acquires shares of the Company's capital stock having the voting power to designate a majority of the Company's Board of Directors;

      (b) when a person or group other than the Harrison family acquires or possesses shares of the Company's capital stock having power to cast
          (i) more than 20% of the votes regarding the election of the Board of Directors and (ii) a greater percentage of the votes regarding the election of the Board of Directors than the shares owned by the Harrison family;

      (c) upon the sale or disposition of all or substantially all of the assets of the Company and its subsidiaries outside the ordinary course of business other than to a person or group controlled by the Company or the Harrison family; or

      (d) upon the merger or consolidation of the Company with another entity where the Company is not the surviving entity.

      The estimated annual benefits payable upon retirement at age 60 for each of the Named Executive Officers other than Mr. Moore are currently: Mr. Harrison, III, $1,416,638; Mr. Elmore, $491,479; Mr. Pettus, $410,013; and Mr.
Singer, $732,231. The Company, with the approval of the Compensation Committee, has agreed to pay Mr. Moore's annual benefit over ten years. His annual payout will be $584,704.

Supplemental Savings Incentive Plan

     Pursuant to the Company's Supplemental Savings Incentive Plan ("Supplemental Savings Plan"), eligible participants may elect to defer a portion of their annual salary and bonus. The Company matches

30% of the first 6% of salary (excluding bonuses) deferred by the participant. The Company also may make discretionary contributions to participants' accounts. These discretionary contributions are intended to offset the reductions in maximum benefits payable under the Retirement Plan or other qualified plans sponsored by the Company. Participants are immediately vested in all contributions they make and become fully vested in Company contributions upon termination of employment due to death, disability or retirement at or after age 55, five years of service (vesting in 20% annual increments) or (for certain participants) a Change in Control (as defined above). Participant deferrals and contributions are deemed invested in either a fixed benefit option or certain investment funds specified by the Company. Balances in the fixed benefit option accrue up to a 13% return (depending upon the participant's age, years of service and other factors).

      During 2002, Company contributions for the Named Executive Officers under the Supplemental Savings Plan were: Mr. Harrison, III, $25,421; Mr. Elmore, $20,166; Mr. Moore, $25,786; Mr. Pettus, $30,776; and Mr. Singer, $17,842. No
Named Executive Officer received a distribution under the Supplemental Savings Plan in 2002.

Employment Arrangements

      In connection with the termination of his prior Employment Agreement, the Company and James L. Moore, Jr. agreed that (a) he would continue to serve as Vice Chairman of the Board of Directors, (b) his base salary would continue at the annual rate set forth in the Summary Compensation Table and (c) he would continue to participate in the Company's Annual Bonus Plan for 2001 and 2002. This arrangement terminated in accordance with its terms on December 31, 2002.

      The Company has entered into a consulting agreement with Reid M. Henson, who previously served as a Vice Chairman of the Company's Board of Directors, pursuant to which Mr. Henson agreed to continue to serve as a director of the Company through the expiration of his term in 2002. Mr. Henson has agreed to serve as a director for a term expiring in 2005. See "Election of Directors." Mr. Henson has also agreed to assist the Company with major projects and provide the Company with general oversight and guidance. Mr. Henson receives a fee of $350,000 per year for his consulting services under this agreement. The agreement does not modify the retiree benefits to which Mr. Henson is otherwise entitled. The agreement extends through May 31, 2005, but is subject to termination by Mr. Henson or upon Mr. Henson's death, disability or failure to perform his duties under the agreement.

           Compensation Committee Interlocks and Insider Participation

      H.W. McKay Belk, Ned R. McWherter, Carl Ware and Dennis A. Wicker serve on the Compensation Committee. None of such persons has ever been an officer or employee of the Company or any of its subsidiaries. During 2002, no executive officer of the Company served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on the Board of Directors or Compensation Committee of the Company.

                      Report of the Compensation Committee
                  On Annual Compensation of Executive Officers

      The Board's Compensation Committee, currently composed of Messrs. H.W. McKay Belk, Ned R. McWherter, Carl Ware and Dennis A. Wicker, administers the Company's compensation plans, reviews executive compensation and makes recommendations to the Board concerning such compensation and related matters. This report relates to the Company's compensation policy for its executive officers, including the Named Executive Officers, for fiscal year 2002.

      The Company's executive compensation policy is designed to establish an appropriate relationship between executive pay and the creation of long-term shareholder value, while motivating and retaining key employees. To achieve these goals, the Company's executive compensation policy supplements annual base compensation with an opportunity to earn bonuses based upon corporate performance as well as factors related to each individual's performance. Accordingly, a significant portion of any executive's compensation may consist of performance-based bonuses. Measurement of corporate performance is primarily based on Company objectives, which are set based on industry conditions and industry-wide and Company performance levels and approved by the Board of Directors. The performance of individual executives is evaluated on the basis of both pre-determined performance goals for the Company and factors related to the contributions of each individual.

      Base salaries, including the base salary of J. Frank Harrison, III, the Company's Chairman and Chief Executive Officer, were adjusted from the prior year. The Committee periodically reviews base salary levels for its executives in comparison with those of other companies in the soft drink bottling industry, as well as other industries. For fiscal year 2002, the Committee primarily relied upon a study published by Watson Wyatt Data Services that surveyed 1,503 public corporations, including many "Fortune 500" companies but excluding financial services companies and non-profits. The survey provided compensation information by separate categories of employers. Employer categorization factors included those defined by industry, size and geographic location. The Company strives to maintain executive base salaries at a level that will permit it to compete with other major companies for managers with comparable qualifications and abilities. Based on information contained in the Watson Wyatt survey, the Compensation Committee believes that the overall compensation of the Company's executive officers generally places them above the median compensation of similarly situated executives in all industries covered by the survey. The Committee believes that Mr. Harrison, III's overall compensation also places him above the median compensation of similarly situated executives.

      Other factors considered by the Committee in its periodic review of executive salary levels include (i) the Company's total operating budget for each fiscal year, (ii) the impact of annual changes in the consumer price index and (iii) a comparison of the Company's executive compensation programs to available information concerning those of other public companies in the soft drink bottling industry. Due to wide disparities in levels of executive compensation revealed in the published information regarding the companies included in the Company's peer group index, the Compensation Committee did not believe that such information provided a meaningful basis for evaluating the overall compensation of the Company's executive officers for fiscal year 2002, and therefore relied principally upon the information contained in the Watson Wyatt survey for purposes of such evaluation.

      The Company's Annual Bonus Plan is administered by the Compensation Committee, which annually selects participants who hold key positions with the Company or its subsidiaries. The total cash bonus awardable to a participant is determined by multiplying such participant's base salary by three factors: (i) the participant's approved bonus percentage factor; (ii) the participant's indexed performance factor; and (iii) the Company's overall goal achievement factor. The participant's approved bonus percentage factor is based on the relative responsibility and contribution to the Company's performance attributed to the participant's position with the Company, while the participant's indexed performance factor is determined by such individual's actual performance during the fiscal year (except that, for purposes of Section 162(m) of the Internal Revenue Code, the indexed performance factor for the Named Executive Officers is set at the beginning of the fiscal year). The overall goal achievement factor is determined by the Company's performance in relation to pre-set Company performance goals, as discussed below.

      Annual goals for selected Company performance indicators under the Annual Bonus Plan are set either in the fourth quarter preceding a fiscal year or the first quarter of a fiscal year. These goals are approved by the Compensation Committee and ratified by the Board of Directors. The selected performance indicators for fiscal year 2002 under the Annual Bonus Plan were operating cash flow, free cash flow, net income, equivalent case volume, market share and a value measure. The Compensation Committee assigns different weights to each of the performance indicators based on the perceived need to focus more or less on any particular objective in a given year. The corporate performance indicators and related weights are established after evaluating industry conditions, available information on the performance of other companies in the soft drink bottling industry, the Company's prior year performance and the Company's specific needs for the current year. For fiscal year 2002, the following weights were assigned to the performance indicators: operating cash flow - 30%; free cash flow - 40%; net income - 10%; equivalent case volume - 5%; value measure - 10%; and market share - 5%. The performance indicators, as weighted, make up the Company's overall goal achievement factor, which is calculated on the basis of a graduated scale ranging from a goal achievement of between 89% and 110% of each particular performance indicator. In fiscal year 2002, actual performance equaled or exceeded the 100% target for all of the performance indicators. As a result of the Company's performance with respect to the performance indicators, the terms of the Annual Bonus Plan provided for a bonus award to executive officers, including Mr. Harrison, III, in an amount equal to 115.0% of 2002 base salary multiplied by each officer's approved bonus percentage factor and by each officer's indexed performance factor.

      Although the Company's Annual Bonus Plan enables the Compensation Committee to calculate bonuses derived from the factors described above, the Compensation Committee has absolute discretion to decrease or eliminate awards under the Company's Annual Bonus Plan. The Compensation Committee did not elect to so decrease or eliminate bonus awards with respect to fiscal year 2002. The amount of annual bonus awards under the Annual Bonus Plan for each of the Named Executive Officers for the fiscal years 2000, 2001 and 2002 is included in the Summary Compensation Table under the heading "Bonuses." However, for any Named Executive Officer whose compensation may be subject to the deduction limits of
Section 162(m) of the Internal Revenue Code, payment of bonuses for 2002 under the Annual Bonus Plan is conditioned on re-approval of the Annual Bonus Plan by the stockholders. See "Re-Approval of the Company's Annual Bonus Plan" at page 21.

      During 1999, Mr. Harrison, III received a restricted stock award of 200,000 shares of the Company's Class B Common Stock that vests in equal installments over a 10 year period subject to the achievement of at least 80% of the overall goal achievement factor for the selected performance indicators used in determining bonuses under the Company's Annual Bonus Plan. The award also includes cash payments by the Company to Mr. Harrison, III for the reimbursement of income taxes related to the vesting of restricted stock. This restricted stock award is intended to qualify as "performance-based compensation" under
Section 162(m) of the Internal Revenue Code. The primary purpose of the award is to make a significant portion of Mr. Harrison, III's compensation dependent on the Company achieving its performance goals. The award was approved by the Company's stockholders at the annual meeting held on May 12, 1999. Pursuant to the terms of the award, 20,000 shares vested, effective January 1, 2003, based on the determination of the Compensation Committee that at least 80% of the overall goal achievement factor had been obtained for fiscal year 2002.

     The Company's total annual compensation package for its executives also includes the opportunity: (i) to participate, on the same basis as other non-union employees, in the Coca-Cola Bottling Co. Consolidated Savings Plan;
(ii) to participate in the Company's Retirement Plan; (iii) to elect to defer a portion of base compensation and receive limited matching contributions from the Company under the Supplemental Savings Incentive Plan; and (iv) for certain key executives selected by the Compensation Committee, to receive additional retirement and survivor benefits pursuant to the Officer Retention Plan. This overall package is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. Certain officers of the Company were also eligible to participate in the Officers' Split-Dollar Life Insurance Plan, but premium payments by the Company were suspended during 2002.

     The Company believes that all compensation paid or payable to its executive officers covered under Section 162(m) of the Internal Revenue Code will qualify for deductibility under such Section. The Company's compensation policies apply equally to all of its executive officers, including the Chief Executive Officer.

     Submitted by the Compensation Committee of the Board of Directors.

                                           H. W. McKay Belk
                                           Ned R. McWherter
                                           Carl Ware
                                           Dennis A. Wicker

                          Report Of The Audit Committee

     The Board's Audit Committee, currently composed of Messrs. H.W. McKay Belk, Reid M. Henson and Dennis A. Wicker and Ms. Sharon A. Decker, supervises the Company's relationship with PricewaterhouseCoopers LLP, the Company's independent accountants, and the Company's internal audit function, evaluates external and internal audit performance, evaluates policies and procedures and oversees the Company's processes relating to external and internal accounting functions including the financial reporting process and internal controls, and monitors the Company's compliance with the Audit Committee Charter and other rules and regulations applicable to the Company. This report relates to certain actions taken by the Audit Committee in fulfilling such role.

     During fiscal year 2002, the Audit Committee discussed with the Company's independent accountants and internal auditors the overall scope and plans for their respective audits. The Audit Committee also met periodically with the internal auditors and independent accountants to discuss the results of their examinations, the overall quality of the Company's financial reporting and their evaluations of the Company's internal controls.

     In fulfilling such audit oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 29, 2002. This review included a discussion of the quality and the acceptability of the Company's financial reporting and controls. The Company's management has the primary responsibility for the financial statements and reporting process, including the Company's systems of internal controls.

     During the past fiscal year, the Audit Committee further discussed with the Company's independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee also received during the past fiscal year the written disclosures and the letter from its independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants their independence.

     In reliance on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements for the fiscal year ended December 29, 2002 be included in the Company's Annual Report on Form 10-K for such fiscal year.

      Submitted by the Audit Committee of the Board of Directors.

                                           H. W. McKay Belk
                                           Sharon A. Decker
                                           Reid M. Henson
                                           Dennis A. Wicker

                         Common Stock Performance Graph

     Presented below is a line graph comparing the yearly percentage change in the cumulative total return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Index and a peer group for the period commencing December 31, 1997 and ending December 31, 2002, covering the Company's last five fiscal years. This peer group is comprised of Anheuser-Busch Companies, Inc.; Cadbury Schweppes plc (through September 2000); Coca-Cola Enterprises Inc.; The Coca-Cola Company; Cott Corporation; National Beverage Corp.; PepsiCo, Inc.; The Quaker Oats Company; Triarc Companies, Inc.; PepsiAmericas (formerly known as Whitman Corporation); and The Seagram Company Ltd. (through September 2000).

                             [GRAPHIC REMOVED HERE]

----------------------------------------------- ---------- ---------- ---------- ---------- ---------- ----------
                                                 Dec-97     Dec-98     Dec-99     Dec-00     Dec-01     Dec-02
----------------------------------------------- ---------- ---------- ---------- ---------- ---------- ----------
Coca-Cola Bottling Co. Consolidated               $100       $ 85       $ 71       $ 58       $ 60       $104
----------------------------------------------- ---------- ---------- ---------- ---------- ---------- ----------
S&P 500(R)                                        $100       $129       $156       $141       $125       $ 97
----------------------------------------------- ---------- ---------- ---------- ---------- ---------- ----------
Peer Group                                        $100       $110       $ 99       $119       $106       $101
----------------------------------------------- ---------- ---------- ---------- ---------- ---------- ----------

-------
(1) Assumes that $100 was invested in the Company's Common Stock, in the Standard & Poor's 500 Index and in the peer group on December 31, 1997 and that all dividends were reinvested on a quarterly basis. Returns for the companies included in the peer group have been weighted on the basis of the total market capitalization for each company.

                                   Proposal 2:
                Approval of Amendments to the Company's Restated
 Certificate of Incorporation and Amended and Restated Bylaws to Declassify the
                                   Company's
                               Board of Directors

Declassification Proposal

     The Company's Restated Certificate of Incorporation and Amended and Restated Bylaws (the "Bylaws") provide that the Board of Directors will be divided into three classes, as nearly equal in number as possible, with each class having a three-year term. The Board of Directors has unanimously adopted resolutions, subject to stockholder approval, amending the Company's Restated Certificate of Incorporation and Bylaws to provide for a declassified Board of Directors, such that all directors will be elected annually.

     The Company adopted its current classified Board structure in 1980 with the approval of the Company's stockholders. At that time, the Company also adopted several other provisions in its Restated Certificate of Incorporation and Bylaws designed to protect the classified Board structure. One such provision permits directors to be removed prior to the expiration of their terms only for cause and only by the affirmative vote of the holders of not less than a majority of all of the shares of stock outstanding and entitled to vote for the election of directors. This provision was adopted to conform to Delaware law which provides that where a corporation's board of directors is classified, a director may be removed only for cause unless otherwise provided in the corporation's certificate of incorporation. In addition, the Company adopted supermajority voting requirements providing that the affirmative vote of the holders of not less than two thirds of all the shares of Company stock outstanding and entitled to vote thereon would be required to amend the provisions of the Restated Certificate of Incorporation and Bylaws establishing the classified Board structure including the for cause removal provision described above. The supermajority voting requirements also apply to amendments to the provisions of the Restated Certificate of Incorporation and Bylaws establishing the minimum and maximum number of directors of the Company and the manner of election of directors.

     The Board is recommending to the Company's stockholders a proposal to amend the Company's Restated Certificate of Incorporation and Bylaws to declassify the Company's Board of Directors. If the stockholders approve this proposal, the terms of all of the Company's directors, including the directors elected at the 2003 Annual Meeting of Stockholders, would be reduced to one year. As a result, the terms of all directors would end at the 2004 Annual Meeting of Stockholders, and all directors would thereafter be elected for one-year terms at each Annual Meeting of Stockholders. In addition, in accordance with Delaware law, the proposal would delete the for cause removal provision described above, such that any or all directors could be removed by the Company's stockholders with or without cause with the approval of a majority of the voting power of all of the then outstanding shares. Finally, because the supermajority voting requirements described above would no longer be necessary to protect the classified Board structure, the proposal would delete such supermajority voting requirements. The full text of the proposed amendments is attached to this Proxy Statement as Appendix B.

Rationale for Proposal

     The adoption by the Company - and many other major corporations - of a classified board reflected widespread concern over hostile and non-negotiated attempts to acquire control of corporations to the disadvantage of stockholders. A classified board has been widely viewed as discouraging proxy contests for the election of directors, or acquisitions of substantial blocks of stock, by a person or group seeking to acquire control of a corporation because the extended and staggered terms of directors could operate to prevent changing the composition of, or the acquisition of control of, the board in a relatively short period of time. In a hostile takeover attempt, for example, a classified board may encourage a person seeking control of a corporation to initiate arm's-length discussions with the board of directors of that corporation, which may be in a position to negotiate a higher price or more favorable terms for stockholders or to try and prevent a takeover that the corporation's board of directors believes is not in the best interest of the stockholders. A classified board has also been viewed by some corporations as promoting stability and as helping to maintain a greater continuity of experience as most directors at any given time will generally have at least one year of experience with a corporation.

A classified board has also been viewed by some corporations as promoting stability and as helping to maintain a greater continuity of experience as most directors at any given time will generally have at least one year of experience with a corporation.

     However, recent corporate governance reforms initiated by The Nasdaq Stock Market place heavy emphasis on the independence of directors and, in certain circumstances, require corporations to adjust the composition of their boards of directors and committees of the board to comply with independence requirements. The Company currently intends to comply with these independence requirements in the time periods permitted under Nasdaq rules whether or not it is obligated to do so under such rules. Consequently, a potential disadvantage of a classified board structure is the lack of flexibility in implementing changes to the board in response to these corporate governance reforms. In addition, some investors have come to view classified boards as having the effect of insulating directors from being accountable to a corporation's stockholders. For example, a classified board of directors limits the ability of stockholders to elect all directors on an annual basis and exercise influence over a corporation and may discourage proxy contests in which stockholders have an opportunity to vote for a competing slate of nominees. The election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies.

     After due consideration of the various issues concerning the declassification of the Company's Board, the Board of Directors unanimously determined to propose to the stockholders the declassification of the Board so that (i) each director would stand for re-election on an annual basis, (ii) directors would be subject to removal without cause by a majority of the voting power of the Company's stock and (iii) the provisions in the Restated Certificate of Incorporation and Bylaws relating to the number, election and term of directors would be subject to amendment by stockholders holding a majority of the voting power of the Company's stock. This determination by the Board is in furtherance of its goal of ensuring that the Company's corporate governance policies comply with applicable rules and regulations and maximize management accountability to the stockholders. The Board also considered the fact that J. Frank Harrison, III and entities controlled by him currently hold 91.4% of the total voting power of the Company's stock.

Voting Requirement and Recommendation

     Adoption of this Proposal 2 requires both the affirmative vote of not less than two thirds of all the shares of the Company's Common Stock and Class B Common Stock outstanding and entitled to vote at the 2003 Annual Meeting of the Stockholders, voting together as a single class, and the affirmative vote of holders of a majority of the total votes of the Company's Common Stock and Class B Common Stock present in person or by proxy and entitled to vote at the 2003 Annual Meeting of Stockholders, voting together as a single class.

     The Board of Directors recommends that the Stockholders vote FOR the proposed amendments to the Company's Restated Certificate of Incorporation and Bylaws to declassify the Company's Board of Directors.

                                   Proposal 3:
                               Re-approval of the
                           Company's Annual Bonus Plan

Re-Approval Proposal

     The Company's Annual Bonus Plan (the "Bonus Plan") was previously approved by the Company's stockholders at the 1997 Annual Meeting of Stockholders. Under
Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), the stockholders must periodically re-approve the performance goals and criteria used under the Bonus Plan to enable all compensation paid to "covered employees" pursuant to the Bonus Plan to continue to qualify as "performance-based compensation" within the meaning of Section 162(m). Such payments will thereby be exempt from the provisions of Section 162(m) that would otherwise deny the Company a federal income tax deduction for compensation expense to the extent that aggregate compensation payments to any "covered employee" exceed $1 million in any fiscal year. Section 162(m) defines the term "covered employee" to mean the Company's Chief Executive Officer and the other four executive officers whose compensation is required to be disclosed in the Summary Compensation Table of the Company's Proxy Statement (i.e., the Named Executive Officers).

     The Board or Directors is submitting the Comapany's Bonus Plan to the Company's stockholders for re-approval of the performance goals and criteria under the Bonus Plan. Specifically, the Board is proposing that the stockholders approve the employees eligible to receive bonuses under the Bonus Plan, the business criteria and general formula used to calculate the amount of the bonuses and the maximum amount that may be paid to any individual participant in the Bonus Plan for any single fiscal year. The Company has not amended the Bonus Plan in any material respect since it was last approved. The full text of the Bonus Plan is attached to this Proxy Statement as Appendix C.

Description of the Bonus Plan

     The purpose of the Bonus Plan is to advance the best interests of the Company and its stockholders by providing key management employees with additional incentives to assist the Company in meeting and exceeding its business goals. The Company's Bonus Plan is administered by the Compensation Committee of the Board of Directors. In order to satisfy the requirements of
Section 162(m), the Bonus Plan provides that, during any period in which the Compensation Committee is not comprised entirely of two or more "outside directors" (as defined in the regulations under Section 162(m)), the Board of Directors will delegate administration of the Bonus Plan to a separate Bonus Plan Committee that is comprised entirely of two or more "outside directors." All of the present members of the Compensation Committee are "outside directors" for purposes of Section 162(m).

     The Compensation Committee will select participants (based on management recommendations) to be eligible to receive cash awards under the Bonus Plan. The Compensation Committee is authorized to grant such cash awards to any officer, including officers who are directors, and to other employees of the Company or its affiliates who hold key positions. Approximately twenty-eight employees, including J. Frank Harrison, III and William B. Elmore, both of whom are members of the Company's Board of Directors, are currently participants in the Bonus Plan.

     The total cash bonus which may be awarded to a participant is determined by multiplying such participant's base salary by three factors: (1) the participant's approved bonus percentage factor; (2) the participant's indexed performance factor; and (3) the Company's overall goal achievement factor.

     The approved bonus percentage factor for each participant is determined by the participant's position with the Company or its affiliates and is based upon the relative responsibility and contribution to the

Company's performance attributed to such position. The maximum approved bonus percentage factor for any participant is 100%.

     The indexed performance factor for each participant is determined by such participant's actual performance during the fiscal year, as evaluated by the Compensation Committee at year end. In order to satisfy the requirements of
Section 162(m) that all "performance-based compensation" be determined in accordance with an objective formula, the Bonus Plan provides that the indexed performance factor will be fixed at 1.2 for all participants who are "covered employees" under Section 162(m).

     The overall goal achievement factor will be determined for each fiscal year by the Company's performance in relation to annual goals established by the Compensation Committee for six selected performance indicators. These indicators are: (1) operating cash flow; (2) free cash flow; (3) net income; (4) equivalent case volume; (5) market share; and (6) a value measure based on operating cash flow. The Compensation Committee will establish annual performance goals with respect to each of these indicators by no later than the ninetieth day of the applicable fiscal year. The indicators are weighted each year based on the Compensation Committee's determination of the relative importance of a particular indicator for a given year. In establishing the relative weighting of each indicator, the Compensation Committee considers industry conditions, available information on performance of other companies in the soft drink bottling industry, performance in prior years and the Company's specific needs for the current year. The overall goal achievement factor, which is used to derive a participant's total cash bonus in accordance with the above formula, is calculated on the basis of a graduated scale ranging from 0.8 (for goal achievement exceeding 89% of the target) to a maximum of 1.2 (for goal achievement of 110% of the target), multiplied by the weight assigned to each performance indicator.

     Payment of cash awards under the Bonus Plan with respect to a fiscal year will be made in the following year, after the Compensation Committee has determined the level of attainment with respect to the performance goals. The Company will not make any awards under the Bonus Plan if any material aspects of the Company's bottle contracts with The Coca-Cola Company have been violated during the fiscal year. The Compensation Committee has discretion to approve a pro-rated award for any employee who assumes a key position with the Company during the fiscal year, provided that any such participant has been employed by the Company for at least three calendar months during the fiscal year.

     Although the formula described above permits a precise, objective calculation of the annual bonuses to be paid to each participant, the Compensation Committee has discretion to decrease, eliminate or otherwise amend awards under the Company's Bonus Plan. In accordance with Section 162(m), the Compensation Committee's discretionary authority may only be exercised in a manner which reduces, rather than increases, the amount of any participant's bonus award as calculated in accordance with such formula. In no event will any individual participant receive a bonus under the Bonus Plan for any single fiscal year in excess of $1 million.

     The Compensation Committee is authorized to amend, modify or terminate the Bonus Plan retroactively at any time, in part or in whole, in any manner that would not cause payments to "covered employees" under the Bonus Plan to cease to qualify as "performance-based compensation" under Section 162(m). Any amendment that would cause payments to "covered employees" under the Bonus Plan to cease to qualify as "performance-based" compensation under Section 162(m) requires approval of the full Board of Directors of the Company.

     Because future awards under the Bonus Plan are based on the Company's performance in future years, amounts payable under the Bonus Plan are not determinable for future years. However, with respect to fiscal year 2002, amounts payable under the Bonus Plan with respect to each of the Named Executive Officers are set forth in the Summary Compensation Table on page 10 of this proxy statement.

In addition, amounts payable under the Bonus Plan to all executive officers as a group totaled $3,405,583 for fiscal year 2002 and amounts payable to all employees other than executive officers totaled $855,870 for fiscal year 2002. No amounts are payable under the Bonus Plan to non-employee directors.

     In accordance with Section 162(m), payment of any future awards under the Bonus Plan has been made subject to receipt of approval of the performance goals and criteria under the Bonus Plan by the Company's stockholders to the extent that the deductibility of such payments would be limited by Section 162(m). In addition, payment of any award under the Bonus Plan for 2002 performance for any Named Executive Officer whose compensation may be subject to the Section 162(m) deduction limits is conditioned on the re-approval of the Bonus Plan by the stockholders.

Required Vote and Recommendation

     The affirmative vote of holders of a majority of the total votes of the Company's Common Stock and Class B Common Stock present in person or by proxy and entitled to vote at the 2003 Annual Meeting of Stockholders, voting together as a single class, is required to re-approve the Bonus Plan.

     The Board of Directors recommends that the stockholders vote FOR the re-approval of the Company's Bonus Plan.

                            Equity Compensation Plans

     The following table sets forth certain information as of December 29, 2002, concerning the Company's one outstanding equity compensation arrangement.

                      Equity Compensation Plan Information

                                          Number of                                     Number of securities
                                       securities to be                               remaining available for
                                         issued upon           Weighted-average        future issuance under
                                         exercise of           exercise price of        equity compensation
                                         outstanding              outstanding             plans (excluding
                                      options, warrants        options, warrants      securities reflected in
    Plan Category                        and rights               and rights                 column (a))
                                            (a)                      (b)                        (c)
-------------------------------    ----------------------    ---------------------    ------------------------
Equity compensation plans                  120,000                   (1)                         0
   approved  by security
   holders (1)

Equity compensation plans not                    -                    -                          -
   approved by security
   holders
                                   ----------------------    ---------------------    ------------------------
       Total                               120,000                   (1)                         0

---------------------------------
(1) Represents a restricted stock award to J. Frank Harrison, III that was approved by the Company's stockholders on May 12, 1999. Pursuant to the award, 20,000 shares of the Company's Class B Common Stock either vest or fail to vest each year through fiscal year 2008 based on the Company's achievement of certain performance goals. As a restricted stock award, no amounts are payable by Mr. Harrison upon the vesting of such shares.

                              Certain Transactions

Transactions with The Coca-Cola Company

     Concentrates and Syrups; Marketing Programs. The Company's business consists primarily of the production, marketing and distribution of soft drink products of The Coca-Cola Company, which is the sole owner of the secret formulas under which the primary components (either concentrates or syrups) of its soft drink products are manufactured. Accordingly, the Company purchases a substantial majority of its requirements of concentrates and syrups from The Coca-Cola Company in the ordinary course of its business. The prices of these concentrates and syrups are generally set by The Coca-Cola Company from time to time in its discretion. The following table summarizes the significant transactions between the Company and The Coca-Cola Company during 2002:

        Transaction                                      Amount (in millions)
        ----------------------------------------------------------------------
        Payments by the Company for concentrate,                     $  292.0
            syrup, sweetener and other miscellaneous
            purchases
        Payments by the Company for local media                             0
        Payments by the Company for customer                             50.2
            marketing programs
        Marketing funding support payments to the                        56.0
            Company
        Local media and presence marketing support                       17.7
            provided by The Coca-Cola Company
            on the Company's behalf

     Piedmont Coca-Cola Bottling Partnership. On July 2, 1993, Piedmont Coca-Cola Bottling Partnership (the "Partnership") was formed by wholly owned subsidiaries of the Company and The Coca-Cola Company to distribute and market finished bottle, can and fountain beverage products under trademarks of The Coca-Cola Company and other third party licensors in portions of North Carolina, South Carolina, Virginia and Georgia. Initially, the Company and The Coca-Cola Company each beneficially owned a 50% interest in the Partnership. On January 2, 2002, The Coca-Cola Company sold a 4.651% beneficial interest in the Partnership to the Company for $10 million, so that the Company now beneficially owns a 54.651% interest in the Partnership and The Coca-Cola Company beneficially owns a 45.349% interest in the Partnership. The price for the interest in the Partnership was the result of arms-length negotiations between the Company and The Coca-Cola Company. The initial term of the Partnership is through 2018, subject to early termination as a result of certain events. Each partner's interest is subject to certain limitations on transfer, rights of first refusal and other purchase rights upon the occurrence of specified events.

     On March 5, 2003, the Board of Directors of the Company authorized the purchase of half of The Coca-Cola Company's remaining interest in Piedmont for approximately $53.5 million, subject to the completion of a mutually satisfactory definitive purchase agreement and regulatory approval. This transaction, which is anticipated to close on March 31, 2003, would increase the Company's ownership interest in Piedmont from 54.651% to slightly more than 77%.

     The Company manufactures and packages products and manages the Partnership pursuant to a management agreement. In connection with the management agreement, the Company receives a fee based on total case sales, reimbursement for its out-of-pocket expenses and reimbursement for sales branch, divisional and certain other expenses. The term of the management agreement is through 2018, subject to early termination in the event of certain change in control events, a termination of the Partnership or a material default by either party. During 2002, the Company received management fees of $17.9 million from the Partnership. The Company sells product at cost to the Partnership. These sales amounted to $55.4 million in 2002. The Company subleases various fleet and vending equipment to the Partnership at cost. These sublease rentals amounted to $8.7 million in 2002. The Partnership also subleases various fleet and vending equipment to the Company at cost. These sublease rentals amounted to $0.2 million during fiscal year 2002.

     Stock Rights and Restrictions Agreement. Pursuant to a Stock Rights and Restrictions Agreement dated January 27, 1989 (the "Rights and Restrictions Agreement") between the Company and The Coca-Cola Company, The Coca-Cola Company agreed (a) not to acquire additional shares of Common Stock or Class B Common Stock except in certain circumstances and (b) not to sell or otherwise dispose of shares of Class B Common Stock without first converting them into Common Stock except in certain circumstances. The Coca-Cola Company granted the Company a right of first refusal with respect to any proposed disposition of any shares owned by it, and the Company granted The Coca-Cola Company certain registration rights with respect to such shares. The Coca-Cola Company further agreed that if its equity ownership reaches 30.67% or more of the Company's outstanding common stock of all classes, or its voting interest reaches 23.59% or more of the votes of all outstanding shares of all classes, then it will (i) negotiate in good faith with the Company to sell to the Company the number of shares of Common Stock or Class B Common Stock necessary to reduce its equity ownership to 29.67% of the outstanding common stock of all classes and (ii) convert the number of shares of Class B Common Stock necessary to maintain its ownership of Class B Common Stock to between 20% and 21% of the outstanding shares of Class B Common Stock and to maintain its voting interest at between 22.59% and 23.59% of the votes of all outstanding shares of all classes.

     Additionally, if the Company issues new shares of Class B Common Stock upon the conversion or exercise of any security, warrant or option of the Company that results in The Coca-Cola Company owning less than 20% of the outstanding shares of Class B Common Stock and less than 20% of the total votes of all outstanding shares of all classes of the Company, The Coca-Cola Company has the right to exchange shares of Common Stock for shares of Class B Common Stock in order to maintain its ownership of at least 20% of the outstanding shares of Class B Common Stock and at least 20% of the total votes of all outstanding shares of all classes of the Company. Under the Rights and Restrictions Agreement, The Coca-Cola Company also has a preemptive right to purchase a percentage of any newly issued shares of any class in order for it to maintain ownership of both 29.67% of the outstanding shares of common stock of all classes and 22.59% of the total votes of all outstanding shares of all classes. Each of the percentages referenced in this paragraph and the preceding paragraph are subject to downward adjustment if The Coca-Cola Company voluntarily disposes of shares of Common Stock or Class B Common Stock or if the Company exercises its right of redemption referred to below.

     Pursuant to the Rights and Restrictions Agreement, The Coca-Cola Company has also granted the Company the right, from January 27, 1995 through January 27, 2019, to call for redemption in full or in part that number of shares that would reduce The Coca-Cola Company's ownership of the equity of the Company to 20% at a price (which will not be less than $42.50 per share except with respect to shares acquired pursuant to the rights described in the preceding two paragraphs) and on such terms as set forth in the Rights and Restrictions Agreement. The option will expire prior to the end of its stated term if Mr. Harrison, III ceases to exercise voting control with respect to the Company.

     The Coca-Cola Company was also given the right to have its designee proposed by the Company for nomination to the Company's Board of Directors and to have such person nominated at each subsequent election of the Company's directors, subject to certain conditions. Carl Ware's appointment as a director of the Company was made in accordance with the terms of this agreement. Mr. Ware was Executive Vice President, Public Affairs and Administration of The Coca-Cola Company until his retirement in February 2003.

     Voting Agreement and Irrevocable Proxy. The Coca-Cola Company, Mr. Harrison, III and Mr. Henson, in his capacity as co-trustee of certain trusts, are also parties to a Voting Agreement dated January 27, 1989 (the "Voting Agreement"). Pursuant to the Voting Agreement, Messrs. Harrison, III and Henson (as co-trustee) agreed to vote their shares of Common Stock and Class B Common Stock for a nominee of The Coca-Cola Company for election as a director to the Company's Board of Directors. Additionally, The Coca-Cola Company granted an irrevocable proxy (the "Irrevocable Proxy") with respect to all shares of Class B Common Stock and Common Stock owned by The Coca-Cola Company to Mr. Harrison, III for life. The Irrevocable Proxy covers all matters on which holders of Class B Common Stock or Common Stock are entitled to vote other than certain mergers, consolidations, asset sales and other fundamental corporate transactions.

     Pursuant to the terms of the Voting Agreement, Mr. Harrison, III was granted the option (assignable to the Company) to purchase the shares of Class B Common Stock held by The Coca-Cola Company for $38.50 per share plus an amount sufficient to give The Coca-Cola Company a 25% compounded annual rate of return from May 7, 1987 after taking into account dividends and other distributions previously received thereon. This option may be exercised if the disproportionate voting rights of the Class B Common Stock are terminated for certain reasons.

     The Voting Agreement and Irrevocable Proxy terminate upon the written agreement of the parties or at such time as The Coca-Cola Company no longer beneficially owns any shares of the Company's Common Stock. The Irrevocable Proxy also terminates at such time as either (a) Mr. Harrison, III or certain entities controlled by him do not beneficially own the 712,796 shares of Class B Common Stock that are currently part of the holdings of the Harrison Family Limited Partnerships or (b) certain trusts holding shares of Class B Common Stock subject to the Voting Agreement do not beneficially own at least 50% of the Class B Common Stock held by them at the date of the Voting Agreement.

Other Transactions

     The Company has a production arrangement with Coca-Cola Enterprises Inc. to buy and sell finished products at cost. Sales to Coca-Cola Enterprises Inc. under this agreement were $23.6 million in fiscal year 2002. Purchases from Coca-Cola Enterprises Inc. under this agreement were $20.3 million in fiscal year 2002.

     Along with a number of other Coca-Cola bottlers, the Company has become a member in Coca-Coca Bottlers' Sales & Services Company LLC, a Delaware limited liability company (the "Sales and Services Company"), which was recently formed for the purposes of facilitating various procurement functions and distributing certain specified beverage products of The Coca-Cola Company and with the intention of enhancing the efficiency and competitiveness of the Coca-Cola bottling system in the United States. Coca-Cola Enterprises Inc. is also a member in the Sales and Services Company.

     The Company leases its Snyder Production Center and certain adjacent property from Harrison Limited Partnership One ("HLP") pursuant to a lease that expires in December 2010. HLP's sole general partner is a corporation of which Mr. Harrison, Jr.'s estate is the sole stockholder. HLP's sole limited partner is a trust of which Mr. Harrison, III and Mr. Henson are co-trustees and descendants of J. Frank Harrison, Jr. are beneficiaries. Total payments under this lease were $2.9 million in 2002.

     The Company leases its corporate headquarters and an adjacent office building from Beacon Investment Corporation, of which Mr. Harrison, III is the sole stockholder. Total payments under this lease were $2.8 million in 2002.

     The Company purchases certain computerized data management products and services from Data Ventures LLC, of which the Company currently holds a 63.75% equity interest. Mr. Harrison, III previously owned a 32.5% equity interest, but Mr. Harrison, III contributed his interest in Data Ventures LLC to the Company in December 2002. Mr. Harrison, III did not receive any financial consideration for the contribution of such interest, nor did the Company assume any liabilities in connection therewith. During fiscal year 2002, the Company paid $523,000 to Data Ventures LLC in connection with the purchase of products and services. Data Ventures LLC has an unsecured line of credit of $4.5 million from the Company. Borrowings of $4.0 million were outstanding on the line of credit on December 29, 2002, which was the maximum outstanding amount during 2002. Prior to July 1, 2001, interest on borrowings was computed at the prime rate as published by The Wall Street Journal, less one percent. Beginning on July 1, 2001, interest on borrowings was computed at the prime rate plus 0.5%. The

Company recorded a loan loss provision of $0.5 million in 2002 related to its outstanding loan to Data Ventures LLC. The total loan loss provision on December 29, 2002 was $2.9 million.

     During fiscal year 2002, the law firm of Shumacker Witt Gather & Whitaker, P.C. rendered legal services to the Company. John W. Murrey, III, a director of the Company, was of counsel to the firm until December 2002.

     Also during fiscal year 2002, the law firm of Helms, Mulliss & Wicker, L.L.P. rendered legal services to the Company. Dennis A. Wicker, a director of the Company, is a partner in such firm.

                             Independent Accountants

General

     PricewaterhouseCoopers LLP, independent public accountants, audited the financial statements of the Company for fiscal year 2002 and for each fiscal year since 1968. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders with an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions. The Board of Directors, consistent with past practice, will defer the annual selection of independent accountants until after the Annual Meeting of Stockholders. The Audit Committee of the Board of Directors will then consider the engagement of independent public accountants to audit the Company's financial statements for the current fiscal year and will make its recommendation to the Board of Directors for final approval.

     The Audit Committee has considered whether the provision of services by PricewaterhouseCoopers LLP other than the audit of the financial statements of the Company for fiscal year 2002 and the review of the financial statements for the first three quarters of fiscal year 2002 is compatible with maintaining PricewaterhouseCoopers LLP's independence.

Audit Fees

     PricewaterhouseCoopers LLP billed the Company $277,320 for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2002 and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed for the first three quarters of 2002. In addition, PricewaterhouseCoopers LLP billed Piedmont Coca-Cola Bottling Partnership, in which the Company beneficially owns a 54.651% interest, $79,000 for professional services rendered for the audit of its annual financial statements for fiscal year 2002.

Financial Information Systems Design and Implementation Fees

     PricewaterhouseCoopers LLP rendered no professional services for the design and implementation of financial information systems to the Company or Piedmont during fiscal year 2002.

All Other Fees

     PricewaterhouseCoopers LLP billed the Company $189,355 for all other professional services rendered during fiscal year 2002, including fees for audit-related services of $118,452 and non-audit services of $70,903. Audit-related services consisted principally of audits of financial statements of employee benefit plans and reviews of SEC registration statements and prospectuses. Non-audit services consisted primarily of tax consulting services. Other than as set forth above under "Audit Fees," PricewaterhouseCoopers LLP did not provide any services to Piedmont during fiscal year 2002.

                              Stockholder Proposals

     If any stockholder wishes to present a proposal to the stockholders of the Company at the 2004 Annual Meeting of Stockholders, such proposal must be received by the Company for inclusion in the proxy statement and form of proxy relating to such meeting on or before December 5, 2003. In addition, if the Company receives notice of stockholder proposals after February 18, 2004, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposals, without discussion of such matters in the proxy statement and without such proposals appearing as a separate item on the proxy card.

                             Additional Information

     The entire cost of soliciting proxies will be borne by the Company. In addition to this proxy statement, proxies may be solicited by the Company's directors, officers and other employees by personal contact, telephone, facsimile and e-mail. Such persons will receive no additional compensation for such services. Georgeson & Co., Inc., Wall Street Plaza, New York, New York 10005 has been retained to assist the Company in the solicitation of brokers, banks and other similar entities holding shares for other persons. Georgeson & Co., Inc. will receive a payment of $6,500 (plus out-of-pocket expenses) for these services. All brokers, banks and other similar entities and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of the shares of Common Stock held of record by such persons, and the Company will pay such brokers, banks and other fiduciaries all of their reasonable out-of-pocket expenses incurred in connection therewith.

                                    Form 10-K

     A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission is available to stockholders without charge upon written request to David V. Singer, Executive Vice President and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P. O. Box 31487, Charlotte, North Carolina 28231.

                                                  Henry W. Flint
                                                  Secretary

April 4, 2003

                                   Appendix A

                       COCA-COLA BOTTLING CO. CONSOLIDATED
                             AUDIT COMMITTEE CHARTER

                                I. Committee Role

     The Audit Committee's role is to act on behalf of the Board of Directors (the "Board") in the oversight of all material aspects of the Company's financial reporting, internal control and audit functions. The Audit Committee's role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on Company processes and procedures for the management of business and financial risk and for compliance with significant regulatory requirements.

                            II. Committee Membership

     The membership of the Audit Committee (the "Committee") shall comply at all times with applicable requirements of law. Accordingly, the Board shall appoint to the Committee, in the manner prescribed by the Bylaws of the Company, members who meet the following criteria:

     1. The Committee shall consist of at least three Board members. Committee members shall meet the independence, financial literacy and expertise and other qualification requirements of the federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market. The Board shall determine in its business judgment the adequacy of the qualifications of each member of the Committee.

     2. Committee appointments, including that of the Chairman, shall be approved by the full Board.

                                 III. Resources

     1. The Committee shall have access to its own counsel and other advisors at the Committee's sole discretion, and the Company shall provide for appropriate funding, as determined by the Committee, for such counsel and advisors. The Committee may request any officer, employee, investment banker, financial analyst, consultant, or the Company's outside counsel or independent accountants to attend any meeting of the Committee or to provide pertinent information as necessary.

     2. The Company shall provide such other resources to the Committee as may be required by applicable law, including the rules and regulations of the SEC and The Nasdaq Stock Market.

                     IV. Primary Committee Responsibilities

     In meetings its responsibilities, the Committee is expected to:

General Responsibilities

     1. Provide an open avenue of communication between the internal auditors, the independent accountants, management and the Board.

     2. Review, assess the adequacy of and, if necessary, update the Committee's charter annually with approval by the Board. The Company's annual proxy statement will disclose that a charter has been adopted, and a copy of the charter will be included as an appendix to the annual proxy statement, in each case, in accordance with the rules and regulations of the SEC.

     3. As necessary, meet with the director of internal auditing, the independent accountants and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

     4. Report Committee actions to the Board with such recommendations as the Committee may deem appropriate.

     5. Conduct or authorize investigations into any matters within the Committee's scope of responsibilities.

     6. Meet at least three times per year or more frequently as circumstances require.

     7. Issue a report annually to be included in the Company's annual proxy statement. Such report shall comply in all respects with applicable law, including the rules and regulations of the SEC.

     8. Perform such other functions as assigned by the Company's Certificate of Incorporation or Bylaws, the Board or by applicable law, including the rules and regulations of the SEC, the Public Company Accounting Oversight Board ("PCAOB") and The Nasdaq Stock Market.

Oversight of the Company's Relationship with the Independent Accountants

     9. Approve in advance all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to de minimis or other exceptions afforded by applicable law, including the rules and regulations of the SEC, the PCAOB and The Nasdaq Stock Market. The Committee may delegate its authority to so approve such services to the extent permitted by applicable law.

          The Committee shall have the sole authority for the appointment, compensation, retention and oversight of the work of the independent accountants. The independent accountants shall report directly to the Committee.

     10. Review the experience and qualifications of the primary managers of the independent accounting team (including such managers' experience and qualifications in light of the requirements of the SEC and the PCAOB), review the quality control procedures of the independent accountants, review matters of audit quality and consistency, evaluate the performance of the independent accountants, and review and approve the compensation of the independent accountants.

     11. Confirm and take or recommend any appropriate actions to assure the independence of the independent accountants. Obtain written disclosures regarding the independent accountants' independence as required by the Independence Standards Board and other applicable rules and regulations and discuss with the independent accountants all significant relationships to determine the independent accountants' independence. Review the hiring by the Company of any employees of the independent accountants who were engaged on the Company's account.

     12. Obtain and review a report from the independent accountants at least annually regarding (a) the independent accountant's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five year period respecting one or more of the independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent accountant and the Company.

     13. Ensure the rotation of the audit partners of the Company's independent accountants to the extent required by applicable law.

Oversight of the Company's Internal Audit Function

     14. Review the appointment, compensation, replacement, reassignment, or dismissal of the director of internal auditing.

     15. Confirm and take or recommend any appropriate actions to assure the independence of the director of internal auditing.

     16. Consider and review with management and the director of internal auditing:

          (a)  The internal auditing department budget and staffing.

          (b) The internal auditing department's compliance with Institute of Internal Auditor's Standards of Professional Practice of Internal Auditing.

Oversight of the Company's Audit Process

     17. Review and approve, in consultation with the independent accountants and the director of internal auditing, the audit scope and plan of the internal auditors and the independent accountants and the proposed staffing with respect thereto.

     18. Review with the director of internal auditing and the independent accountants the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

Financial Statement and Disclosure Matters

     19. Inquire of and discuss with management, the director of internal auditing and the independent accountants the following:

          (a) The Company's significant risks or exposures and the steps management has taken to monitor and control such risks or exposures.

          (b) The significant financial reporting issues and judgments and estimates made in the preparation of the Company's financial statements including the appropriateness, comparability and consistency of the Company's financial statements.

          (c) Any transaction as to which management obtained a letter under Statement of Auditing Standards No. 50.

          (d) The effect of any material "off-balance sheet" financing or other similar structure on the Company's financial statements.

          (e) Major changes to the Company's accounting principles and practices.

          (f) Any material issue affecting the audit of the Company's financial statements on which the national office of the independent accountants was consulted by the Company's independent accounting team.

          (g) Matters that the Company's independent accountants are required to report to the Committee pursuant to applicable law.

     20. Review with management and the independent accountants at the completion of the annual examination:

          (a)  The Company's annual financial statements and related footnotes.

          (b) The independent accountants' audit of the financial statements and their report thereon.

          (c) Any significant changes required in the independent accountants' audit plan.

          (d) Any serious difficulties or disputes with management encountered during the course of the audit.

          (e) Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards including Statement of Auditing Standards No. 61.

     21. Consider and review with the independent accountants and the director of internal auditing:

          (a) The adequacy of the Company's internal controls including computerized information system controls and security.

          (b) Any related significant findings and recommendations of the independent accountants and internal auditors together with management's responses thereto.

     22. Consider and review with management and the director of internal auditing:

          (a) Significant findings during the year and management's responses thereto.

          (b) Any significant difficulties encountered in the course of any audits, including any restrictions on the scope of work or access to required information.

          (c) Any significant changes required in the planned scope of the audit plan.

     23. Review with management and the independent accountants interim financial information prior to public releases of quarterly results and filings on Form 10-Q (including the results of the independent accountants' review of the quarterly financial statements).

     24.  Review annual filings on Form 10-K prior to filing with the SEC.

     25. Review existing regulatory matters and other regulatory and accounting initiatives that may have a material impact on the financial statements and related Company compliance policies. Review with management and the independent accountants any correspondence with governmental authorities and any employee complaints or published reports which, in each case, raise material issues regarding the Company's financial statements or accounting policies.

Compliance Oversight Responsibilities

     26. Review with the director of internal auditing the results of internal auditing's review of the Company's compliance with its Code of Business Conduct, other codes of ethics and other Company compliance programs and policies covering risks material to the Company or its financial statements and approve any waivers of any such codes or compliance programs and policies in accordance with the terms of such codes or compliance programs and policies.

     27.  Establish procedures for:

          (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

          (b) the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     28. Review and approve any insider, affiliated or related party transaction to the extent required by applicable law and review the Company's disclosure policies with respect thereto.

                      V. Limitation of the Committee's Role

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent accountant.

                                   Appendix B

                           Amendments to the Company's
                      Restated Certificate of Incorporation
                                       and
                           Amended and Restated Bylaws

     Set forth below is the text of Articles Seventh and Eighth of the Company's Restated Certificate of Incorporation and Article III, Sections 2, 4 and 5 and
Article IX of the Company's Amended and Restated Bylaws as such text would be amended if the stockholders approve Proposal 2.

Changes in Restated Certificate of Incorporation:

     SEVENTH.

     (a) The number of directors of the Corporation shall be determined from time to time by the stockholders or the Board of Directors and shall be not less than nine and not more than twelve. The term of each director shall be the period from the effective date of such director's election to the next annual meeting of stockholders and such director's successor is elected and qualified or until such director's earlier resignation or removal. The directors need not be elected by written ballot unless required by the By-Laws of the Corporation.

     (b) The term of each director who is serving as a director on [insert effective date of the Certificate of Amendment that makes the amendment eliminating the three-year staggered terms for directors] shall expire at the next annual meeting of stockholders after such date and upon the election and qualification of such director's successor, or upon such director's earlier resignation or removal, notwithstanding that such director may have been elected for a term that extended beyond the date of such next annual meeting of stockholders.

     (c) Vacancies and newly-created directorships may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

     EIGHTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Corporation (and in addition to any other vote that may be required by law, this Certificate of Incorporation or the By-Laws of this Corporation), the affirmative vote of the holders of not less than two thirds of all the shares of stock outstanding and entitled to vote therein shall be required to amend, alter, change or repeal this Article EIGHTH of this Certificate of Incorporation.

Changes in Amended and Restated Bylaws:

                                   Article III

                                    DIRECTORS

     *** SECTION 2. Number, Term and Qualification. The number of directors of the Corporation shall be determined from time to time by the stockholders or the Board of Directors and shall be not less than nine and not more than twelve. The term of each director shall be the period from the effective date of such director's election to the next annual meeting of stockholders and such director's successor is elected and qualified or until such director's earlier resignation or removal. Directors need not be residents of the State of Delaware or stockholders of the Corporation.

     *** SECTION 4. Removal. Directors may be removed from office, with or without cause, by a vote of stockholders holding shares having a majority of the votes then entitled to be voted at an election of directors. If any directors are so removed, new directors may be elected at the same meeting.

     SECTION 5. Vacancies. Vacancies and newly-created directorships may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

***

                                   Article IX

                                   AMENDMENTS

     Except as hereinafter otherwise provided, these By-laws may be amended or repealed and new by-laws may be adopted by the affirmative vote of a majority of the number of directors fixed by the Certificate of Incorporation and these By-laws at any regular or special meeting of the Board of Directors, provided that

     (a)  the Board of Directors shall have no power to adopt a bylaw -

          (i) Requiring the holders of more than a majority of the shares having voting power to be present or represented by proxy at any meeting in order to constitute a quorum or requiring more than a majority of the votes cast in person or by proxy to be necessary for the transaction of any business, except where higher percentages are required by law or by the Certificate of Incorporation, or

          (ii) Providing for the management of the Corporation otherwise than by the Board of Directors or its Executive Committee,

     (b) the affirmative vote of two-thirds of the total number of shares outstanding and entitled to vote shall be required to amend, alter, change or repeal Article II, Section 8; Article IV, Section 5; and this Article IX of these By-laws.

                                   Appendix C

                       COCA-COLA BOTTLING CO. CONSOLIDATED
                                ANNUAL BONUS PLAN

PURPOSE

The purpose of this Annual Bonus Plan (the "Plan") is to promote the best interests of the Company and its Shareholders by providing key management employees with additional incentives to assist the Company in meeting and exceeding its business goals.

PLAN ADMINISTRATION

The Plan will be administered by the Compensation Committee as elected by the Board of Directors; provided that, so long as the Company and the Plan are subject to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), either the Compensation Committee shall be composed solely of two or more directors who qualify as "outside directors" under Section 162(m) or, if for any reason one or more members of the Compensation Committee cannot qualify as "outside directors," the Board shall appoint a separate Bonus Plan Committee composed of two or more "outside directors" which shall have all of the powers otherwise granted to the Compensation Committee to administer the Plan. All references herein to the "Committee" shall be deemed to refer to either the Compensation Committee or to the Bonus Plan Committee, as applicable at any given time. The Committee is authorized to establish new guidelines for administration of the Plan, delegate certain tasks to management, make determinations and interpretations under the Plan, and to make awards pursuant to the Plan; provided, however, that the Committee shall at all times be required to exercise these discretionary powers in a manner, and subject to such limitations, as will permit all payments under the Plan to "covered employees" (as defined in Section 162(m)) to continue to qualify as "performance-based compensation" for purposes of Section 162(m), and any action taken by the Committee shall automatically be deemed null and void to the extent (if any) that it would have the effect of destroying such qualification. Subject to the foregoing, all determinations and interpretations of the Committee will be binding upon the Company and each participant.

PLAN GUIDELINES

Eligibility:   The Committee is authorized  to grant cash awards to any officer, including officers who are directors and to other employees of the Company and its affiliates in key positions.

Participation: Management will recommend annually key positions which should qualify for awards under the Plan. The Committee has full and final authority in its discretion to select the key positions eligible for awards. Management will inform individuals in selected key positions of their participation in the Plan.

Qualification and Amount of Award:

1.       Participants will qualify for awards under the Plan based on:

         (a) Corporate goals set for the fiscal year.

         (b) Division/Manufacturing Center goals or individual goals set for the fiscal year.

         (c) The Committee may, in its sole discretion, eliminate any individual award, or reduce (but not increase) the amount of compensation payable with respect to any individual award.

2.       The total cash award to the participant will be computed as follows:

         Gross Cash Award = Base Salary X Approved Bonus % Factor X Indexed
               Performance Factor X Overall Goal Achievement Factor.

         Notwithstanding the above formula, the maximum cash award that may be made to any individual participant based upon performance for any fiscal year period shall be $1,000,000.

3. The Base Salary is the participant's base salary level set for the fiscal year. The Approved Bonus % Factor is a number set by the Committee (maximum = 100%) to reflect each participant's relative responsibility and the contribution to Company performance attributed to each participant's position with the Company.

4. The Indexed Performance Factor is determined by the Committee prior to making payments of awards for each fiscal year, based on each individual's performance during such fiscal year. Since the Committee is necessarily required to evaluate subjective factors related to each individual's performance in order to arrive at this number, and since such evaluations cannot be made until after the close of the fiscal year to which the award relates, the Indexed Performance Factor will automatically be set at 1.2 for all participants who are "covered employees" (as defined in Section 162(m)), in order to allow awards to such participants to qualify as "performance-based compensation" that is not subject to the deduction limits of Section 162(m).

5. The Overall Goal Achievement Factor used in calculating the Gross Cash Award for each participant will be determined on the basis of multiplying the weightage factor specified in ANNEX A attached hereto for each of the six performance criteria specified therein (Operating Cash Flow (as defined in ANNEX A), Free Cash Flow (as defined in ANNEX
         A), Net Income, Unit Volume, Market Share, and an overall Value Measure (as defined in ANNEX A)) by the percentage specified in the following table for the level of performance achieved with respect to each such goal:

                         Goal Achievement            Amount of Award
                           (in percent)              (as a % of max.)
                           ------------              ----------------
                     89.0 or less                            0
                     89.1-94                                80
                     94.1-97                                90
                     97.1-100                              100
                     100.1-105                             110
                     105.1-110                             120

6. The Committee will review and approve all awards. The Committee has full and final authority in its discretion to adjust the Gross Cash Award determined in accordance with the formula described above in arriving at the actual gross amount of the award to be paid to any participant; subject, however, to the limitation that such authority may be exercised in a manner which reduces (by using lower numbers for the Indexed Performance Factor or otherwise), but not in a manner which increases, the Gross Cash Award calculated in accordance with the formula prescribed in Paragraph 2 above. The gross amount will be subject to all local, state and federal minimum tax withholding requirements.

7. Participant must be an employee of the Company on the date of payment to qualify for an award. Any participant who leaves the employ of the Company, voluntarily or involuntarily, prior to the payment date, is ineligible for any bonus. An employee who assumes a key position during the fiscal year may be eligible for a pro-rated award at the option of the Committee, provided the participant has been employed a minimum of three (3) months during the calendar year.

8. Awards under the bonus program will not be made if any material aspects of the bottle contracts with The Coca-Cola Company are violated.

Payment Date: Awards shall be paid upon determination (and certification by the Committee, as provided below) of the results under each of the performance criteria specified in Paragraph 5 above following the closing of the Company's books for the fiscal year to which such awards relate; provided, however, that the Committee shall have discretion to delay its certification and payment of awards for any fiscal year until following notification from the Company's independent auditors of the final audited results of operations for the fiscal year. In any event, the Committee shall provide written certification that the annual performance goals have been attained, as required by Section 162(m), prior to any payments being made for any fiscal year.

AMENDMENTS, MODIFICATIONS AND TERMINATION

The Committee is authorized to amend, modify or terminate the Plan retroactively at any time, in part or in whole; provided, however, that any such amendment may not cause payments to "covered employees" under the Plan to cease to qualify as "performance-based compensation" under Section 162(m) unless such amendment has been approved by the full Board of Directors of the Company.

SHAREHOLDER APPROVAL REQUIREMENT

So long as the Company and the Plan are subject to the provisions of Section 162(m), no awards shall be paid to any participants under the Plan unless the performance goals under the Plan (including any subsequent Plan amendments as contemplated above) shall have received any approval of the Company's shareholders required in order for all such payments to "covered employees" to qualify as "performance-based compensation" under Section 162(m).

                                     ANNEX A

                        APPROVED PERFORMANCE CRITERIA FOR
                             AWARDING BONUS PAYMENTS

                                 CORPORATE GOALS

                                                  WEIGHTAGE
               PERFORMANCE INDICATOR                FACTOR*               GOAL*
               ---------------------                ------                ----

1. Operating Cash Flow (A)

2. Free Cash Flow (B)

3. Net Income

4. Unit Volume

5. Market Share

6. Value Measure (* X OCF - Debt)

   Total                                             100%

* Set as Part of Approved Plan

NOTES:

1. Operating cash flow is defined as income from operations before depreciation and amortization of goodwill and intangibles.

2. Free cash flow is defined as the net cash available for debt or lease pay down after considering non-cash charges, capital expenditures, taxes and adjustments for changes in assets and liabilities. Specifically excluded would be acquisitions and capital expenditures made because of acquisitions. Specifically excluded from free cash flow are net proceeds from:

         - Investment in or sale of franchise territories

         - Sales of real estate

         - Sales of other assets

         - Other items as defined by the Committee.

3. Net Income is defined as the after-tax reported earnings of the Company.

4. Unit Volume is defined as bottle, can and pre-mix cases converted to 8 oz. cases.

5. If, and to the extent that, excluding any of the following items increases the level of goal achievement with respect to any of the performance indicators, then such item shall be excluded from determination of the level of goal achievement:

         - Unbudgeted events of more than $50,000.

         - Impact of non-budgeted acquisition or joint venture transactions occurring after the commencement of the fiscal year performance period.

         - Adjustments required to implement unbudgeted changes in accounting principles (i.e., new FASB rulings).

         - Unbudgeted changes in depreciation and amortization schedules.

         - Unbudgeted premiums paid or received due to the retirement of refinancing of debt or hedging vehicles.

         The Committee shall, however, have discretion to include any of these specifically excluded items, but only to the extent that the exercise of such discretion would reduce (but not increase) the amount of any award otherwise payable under the Plan.

6. Bonus program will not be in force if any material aspects of the Bottle Contracts with TCCC are violated.

7. For purposes of determining incentive compensation, accounting practices and principles used to calculate "actual" results will be consistent with those used in calculating the budget.

                                     [Logo]

         The Board of Directors urges you to vote your shares by proxy even if you plan to attend the 2003 Annual Meeting of Stockholders. You can always change your vote at the meeting. Registered holders of the Company's stock may vote in one of three ways.

-----------------------------------------     ----------------------------------------     --------------------------------------
              BY TELEPHONE                                  BY INTERNET                                   BY MAIL
(Available only until 3:00 p.m. Eastern       (Available only until 3:00 p.m.              Mark, sign and date your proxy card
Daylight Time on May 6, 2003)                 Eastern Daylight Time on May 6, 2003)        and return it in the postage paid
                                                                                           envelope.

On a touch-tone telephone, call TOLL          Access the internet voting website at
FREE (866) 214-3731, 24 hours a day, 7        http://www.proxyvotenow.com/coke.            If you are entering instructions by
days a week.  You will be asked to            Enter the Control Number below and           telephone or Internet, please do not
enter the Control Number below. Then          follow the instructions on your              mail your proxy card.
follow the prerecorded directions.            screen.

                                              You will incur only your usual
                                              Internet charges.

-----------------------------------------     ----------------------------------------     --------------------------------------

                                                                                        CONTROL NUMBER:

                             + FOLD AND DETACH HERE +
--------------------------------------------------------------------------------
           This Proxy is Solicited on Behalf of the Board of Directors
PROXY                     COCA-COLA BOTTLING CO. CONSOLIDATED
                   Annual Meeting of Stockholders, May 7, 2003

The undersigned hereby appoints J. Frank Harrison, III, James L. Moore, Jr. and Ned R. McWherter, and each of them, proxies, with full power of substitution, to act and to vote the shares of Common Stock or Class B Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 7, 2003, and any adjournment thereof, as follows:

1. ELECTION OF DIRECTORS:  [_]  FOR all nominees listed below                [_]  WITHHOLD AUTHORITY
                                (except as marked to the contrary below)     to vote for all nominees listed below

H.W. McKay Belk (01), William B. Elmore (02), John W. Murrey, III (03), Dennis
                  A. Wicker (04) and Deborah S. Harrison (05)

   (Instruction: To withhold authority to vote for any individual write that nominee's name in the space provided below.)

2. APPROVAL OF AMENDMENTS TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPROATION AND BYLAWS TO DECLASSIFY THE COMPANY'S BOARD OF DIRECTORS:


   [_] FOR approval of amendments    [_] AGAINST approval of amendments      [_] ABSTAIN

3. RE-APPROVAL OF THE COMPANY'S ANNUAL BONUS PLAN:

   [_] FOR re-approval of bonus plan [_] AGAINST re-approval of bonus plan   [_] ABSTAIN

4. Acting upon any other business which may be properly brought before said meeting or any adjournment thereof.

                            (continued on other side)

                            + FOLD AND DETACH HERE +
--------------------------------------------------------------------------------
                           (continued from other side)
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF ALL NOMINEES AS DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXYHOLDERS IN ACTING UPON ANY OTHER BUSINESS WHICH MAY BE PROPERLY BROUGHT BEFORE SAID MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, dated April 4, 2003, and the Proxy Statement furnished therewith.

                                  If you plan to attend the Annual Meeting of Stockholders on May 7, 2003, please check the following box: [_]

                                  Dated this ____ day of _____________, 2003

                                  ________________________________________(Seal)

                                  Note: Signature should agree with name on stock certificate as printed thereon. Executors, administrators, trustees and other fiduciaries and persons signing on behalf of
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